UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2025

Aveanna Healthcare Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40362	81-4717209
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Interstate North Parkway SE
Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 441-1580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AVAH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On November 13, 2025, Aveanna Healthcare Holdings Inc. (the “Company”) entered into a second amendment (the “Second Amendment”) to that certain Amended and Restated Stockholders Agreement (as amended, the “A&R Stockholders Agreement”) with certain affiliates of Bain Capital L.P. (“Bain”), certain affiliates of J.H. Whitney Capital Partners (“Whitney” and, together with Bain, the “Sponsor Affiliates”) and certain other parties thereto.

Pursuant to the Second Amendment, certain executives of the Company (the “Executives”) that are party to the A&R Stockholders Agreement may only sell, transfer, assign, pledge or otherwise directly or indirectly dispose of (“Transfer”) shares of the Company’s common stock (the “Common Stock”) to the extent that such Transfer (a) is pre-approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) and (b) would not result in such Executive being in non-compliance with the Company’s Stock Ownership Guidelines. Transfers made in connection with “sell to cover” or similar transactions intended to satisfy the exercise price or tax withholding obligations of equity awards held by an Executive are exempt from the above-described restrictions on Transfers. The Second Amendment further provides that certain Other Stockholders (as defined in the A&R Stockholders Agreement) may Transfer shares of Common Stock without restriction or the consent of any other person.

The foregoing description of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2025, Christopher Gordon informed the Board of his decision to resign from his position as a Class II director of the Board, effective immediately. The decision by Mr. Gordon to resign from the Board was not the result of any disagreement with the Company on any matter regarding the Company’s operations, policies or practices.

Additionally, on November 13, 2025, the Board appointed Sam Weil to serve as a Class II director to fill the vacancy created by Mr. Gordon’s resignation. Mr. Weil will serve as a director until the Company’s 2026 Annual Meeting of Stockholders and until his successor shall have been elected and qualified, subject to his earlier death, resignation, retirement, disqualification or removal. Mr. Weil will also serve as a member of the Compensation Committee. The Board has determined that Mr. Weil is “independent” under the applicable rules of the U.S. Securities and Exchange Commission and the Nasdaq listing standards.

Mr. Weil, age 35, joined Bain in 2015, where he currently serves as a Principal and member of the North America private equity team focused on investments in the Healthcare sub-sectors including healthcare delivery and life sciences. Prior to joining Bain Capital, he was a management consultant at McKinsey & Company, where he focused primarily on strategy and operations for clients across the healthcare industry.

Mr. Weil was appointed to the Board as a Class II director in accordance with the A&R Stockholders Agreement, pursuant to which the Company has committed to take necessary action to appoint a director designated by Bain to fill a vacancy created due to the departure of a director previously designated by Bain, subject to certain equity ownership levels.

Since the beginning of the Company’s last fiscal year, there have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which Mr. Weil had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

As a non-employee director who is affiliated with Bain, Mr. Weil will not receive compensation in accordance with the Company’s current non-employee director compensation policy.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Second Amendment to the Amended and Restated Stockholders Agreement entered into on November 13, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEANNA HEALTHCARE HOLDINGS INC.

Date:	November 14, 2025	By:	/s/ Jeff Shaner
Jeff Shaner Chief Executive Officer (Principal Executive Officer)